EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
DECKERS OUTDOOR CORPORATION

Deckers Outdoor Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Deckers Outdoor Corporation.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 3, 1993 under the name Deckers Footwear Corporation.

THIRD: The Board of Directors of the Corporation, acting in accordance with Section 141(f) and Section 242 of the Delaware General Corporation Law, duly adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof, and authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Certificate of Incorporation (this “Certificate of Amendment”).

FOURTH: Upon the effectiveness of this Certificate of Amendment, Section 1 of Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“SECTION 1. Authorized Shares. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock;” the total number of shares that the Corporation shall have authority to issue is Seven Hundred Fifty-Five Million (755,000,000); the total number of shares of Preferred Stock shall be Five Million (5,000,000) and all such shares shall have a par value of one cent ($0.01); and the total number of shares of Common Stock shall be Seven Hundred Fifty Million (750,000,000), and all such shares shall have a par value of one cent ($0.01).

Effective immediately upon the filing and effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) with the Secretary of State of the State of Delaware, every one (1) share of Common Stock outstanding, or held in treasury, shall automatically, without any further action by the Corporation or the stockholders thereof, be automatically subdivided and reclassified into six (6) shares of Common Stock outstanding, or held in treasury, as the case may be, and every one (1) share of Preferred Stock outstanding, or held in treasury, shall automatically, without any further action by the Corporation or the stockholders thereof, be automatically subdivided and reclassified into six (6) shares of Preferred Stock outstanding, or held in treasury, as the case may be (the “Forward Stock Split”). Each certificate that immediately prior to the filing and effectiveness of this Certificate of Amendment represented shares of Common Stock or Preferred Stock shall thereafter represent that number of shares of Common Stock or Preferred Stock, as the case may be, represented by such certificate after adjusting for the effectiveness of the Forward Stock Split. The par value of the Common Stock and Preferred Stock shall remain $0.01 per share. The Forward Stock Split shall apply to all shares of Common Stock and Preferred Stock.”

FIFTH: The holders of the necessary number of shares of capital stock of the Corporation voted in favor of this Certificate of Amendment at the Corporation’s 2024 Annual Meeting of Stockholders held on September 9, 2024 in accordance with the applicable provisions of Section 222 of the Delaware General Corporation Law.

SIXTH: This Certificate of Amendment was duly adopted in accordance with the applicable provisions of Section 141(f) and Section 242 of the Delaware General Corporation Law.

SEVENTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 13th day of September, 2024.

By:	/s/ Stefano Caroti
Stefano Caroti
Chief Executive Officer and President